Exhibit 10.11

Fred H. Geyer, Senior Vice President & Chief Operating Officer

Summary of Severance Arrangement

Termination Date:	February 19, 2007
Base Salary Continuance:	Base salary continues through February 29, 2008 (the “Severance Period”)
Bonus:	Eligible for 2006 calendar year program (based on company performance, it is not anticipated that any bonus payments will be distributed for the 2006 calendar year)
Not eligible for 2007 calendar year program
Benefit Continuance:	Medical and dental benefits will be continued at normal contribution rates for Severance Period
Auto Allowance:	Continued through the Severance Period.
Stock:	As governed by the True Temper Corporation 2004 Equity Incentive Plan, and as directed by the True Temper Corporation Board of Directors
Outplacement Support:	Executive level outplacement provided for at least six months
References:	Positive CEO and Board of Director references and recommendations will be provided